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                                                                    EXHIBIT 10.9

                              [NEDBANK LETTERHEAD]


Private & Confidential

                                                                     25 May 2001

The Directors
Novel Group of Companies
PO Box 1429
Dassenberg
7350


Attention: John McCormick
-------------------------

Dear Sirs

BANKING FACILITIES

We have pleasure in advising that the following arrangements have been agreed upon, subject to the general terms and conditions as per attached addendum.

FACILITIES
----------

Novel Spinners (SA) (Pty) Ltd; Novel Weavers (SA) (Pty) Ltd and Seawind Investments 4 (Pty) Ltd trading as Novel Dyers (SA)

R10,000,000 (Ten Million Rand) Multi-Optional Overdraft
R1,200,000 (One Million Two Hundred Thousand Rand) Letter of Guarantee R1,000,000 (One Million Rand) Forward Exchange Contracts (being 10% margin) R1,000,000 (One Million Rand) Sight Import Letters of Credit

The above facilities may be shared between the captioned companies.

ASSET BASED FINANCE
-------------------

Novel Spinners (SA) (Pty) Ltd

R10,260,000 (Ten Million Two Hundred and Sixty Thousand Rand)*

Novel Weavers (SA) (Pty) Ltd

R10,260,000 (Ten Million Two Hundred and Sixty Thousand Rand)*


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The above are available for the acquisition of new machinery as indicated in your request dated March 2001. The repayment and period will be seven years with a capital repayment moratorium of 12 months. The above amounts make provision for VAT and this must be repaid by the 3rd month. This would give you adequate time to claim the VAT from the SA Revenue Services.

* Please note that we will need to establish the ownership of the plant and equipment as the importation process has started on certain of the plant and equipment. If ownership has been transferred to Spinners or Weavers, then we will not be able to finance it by way of an Instalment Sale Agreement but by way of a Term Loan and we will need to register a special notarial bond as security.

MEDIUM TERM LOAN

Seawind Investments 4 (Pty) Ltd trading as Novel Dyers (SA)

R12,000,000 (Twelve Million Rand)

As this loan is required to refinance the Dye House it will be repayable over a 7 year period, with a capital repayment moratorium of 12 months.

NEDBOND

Seawind Investments 4 (Pty) Ltd trading as Novel Dyers (SA)

R2,000,000 (Two Million Rand)

The repayment programme is the same as the Medium Term Loan.

RATES

Overdraft
Nedbank's Prime Interest rate (as set from time to time) for usage within the arrangement. A penalty interest rate of Nedbank's Prime Interest rate (as set from time to time) plus 3.0% will be levied on excesses over the arrangement.

Our current Prime Interest rate is 14.5% p.a. calculated on the daily outstanding balance and debited to your accounts once a month.

Asset Based Finance, Medium Term Loan and Nedbond

Nedbank's Prime Interest rate (as set from time to time) minus 2.0%. The current Prime Interest rate is 14.5%.

Letters of Guarantee
Opening Commission       1.50% (plus VAT) with a minimum of R150-00 (plus VAT)
Renewal Commission       0.75% (plus VAT) with a minimum of R75-00 (plus VAT).
                         This fee is payable every 6 months or part thereof.

SECURITY

Novel Spinners (SA)(Pty) Ltd

Presently held

Subordination of shareholders loans by Novel Denim Holdings Ltd, limited to R3, 180,000.
General application for Letters of Credit.
Unlimited guarantee by Novel Weavers (SA)(Pty) Ltd.
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Proposed
--------

Unlimited guarantee by Seawind Investments 4 (Pty) Ltd
First cession of debtors
Cession of loan accounts of Novel Denim Holdings Ltd (unrestricted) and this will replace the subordination agreement.

NOVEL WEAVERS (SA)(PTY) LTD

Security held
-------------

Unlimited guarantee by Novel Spinners (SA)(Pty) Ltd
Pledged CFC account no. 7095-011842 to cover import L/C's in excess of agreed limit and to secure the property guarantee that Nedbank issued for the balance of the purchase price in respect of remainder of portion 65 of the farm Melkpost No. 4 in the city of Cape Town.

Should Nedbank be called upon to pay in terms of the property guarantee and you do not wish to convert the US$ that we hold on the pledged account, then these funds will be held as security for the overdraft which arises out of the transaction.

Proposed
--------

Unlimited guarantee by Seawind Investments 4 (Pty) Ltd
First cession of debtors
Cession of loan accounts of Novel Denim Holdings Ltd (unrestricted)
1st special notarial bond of R10,000,000 over existing plant and equipment (This special notarial bond will serve as collateral security for asset based finance facilities of all 3 companies - this is in lieu of a 30% deposit by yourselves). This is subject to a satisfactory valuation by an independent sworn appraiser that the current market value of the unencumbered plant and equipment is + or - R20,000,000.

SEAWIND INVESTMENTS 4 (PTY) LTD TRADING AS NOVEL DYERS (SA)

Proposed
--------

1st cession of debtors
1st covering security mortgage bond of R2,000,000 over remainder of portion 65 of the farm Melkpost No. 4 in the city of Cape Town.
1st Special notarial bond of R12,000,000 over plant and equipment of the Dye house.
Cession of the short term insurance policy covering the above
Unlimited guarantee by Novel Spinners (SA) (Pty) Ltd
Unlimited guarantee by Novel Weavers (SA) (Pty) Ltd
Cession of loan accounts of Novel Denim Holdings Ltd (unrestricted)

GENERAL
-------

Letter of comfort from Novel Denim Holdings that they will not allow any fellow subsidiary with whom the local group trades with, to go into liquidation and also to reduce the inter-company trade debtors days of the local group of companies to 180 days by 31 March 2002, with further reductions to be negotiated thereafter and that they will ensure a minimum inter-group, hardcore trade credit of R30,000,000 to the South African companies.

PERIOD
------

The facilities have been afforded on a fluctuating basis without a specific expiry date. The arrangements are subject to review from time to time and continuation will depend on the prevailing circumstances at the time.


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SERVICE AND CASH HANDLING FEE
-----------------------------

The service fee which applies to your accounts is 340/068/773. This means that should a cheque be drawn for an amount less than R500 then you pay R3.40 and ..68c per R100, thereafter with a maximum of R73.73. Should you deposit cash, a cash handling fee at .67c per R100 will apply. These costs are inclusive of VAT.

GENERAL CONDITIONS
------------------

The facilities are approved on the basis that:

1. Audited financial details are provided annually.

2. Management accounts are submitted to the Bank on a quarterly basis.

3. MP79(a) (Exchange Control) are completed and submitted to the Bank annually for onward transmission to the South Africa Reserve Bank.

4. Bank charges are subject to review from time to time.

5. The General Terms and Conditions as per attached, also apply.

6. All attorney and valuation costs will be for your account.

7. An administration fee of 0.1% excluding VAT will be payable on the finalisation of the contracts in respect of the term contracts (ABF, MTL and Nedbonds).

8. The refinancing of the dye house is subject to the provision of invoices from the local and foreign suppliers and in the latter case, the transfer of the funds are to be routed through our office.

9. Cover basis for multi-optional overdraft facilities:

   Debtors margined at 1/3 should at all times cover the facility and we reserve the right to reduce the limit in line with any reduction in the cover basis.

This offer expires on 1 July 2001.

Should you require any further information, please do not hesitate to contact the undersigned.

Please confirm this arrangement by signing and returning the enclosed copy of this letter.

Yours faithfully,


/s/ A C Cornish
---------------
A C CORNISH
RELATIONSHIP MANAGER